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                                                                       EXHIBIT 8
                    [LETTERHEAD OF DILLON, READ & CO. INC.]

                                                              May 27, 1997

The Board of Directors
Fibreboard Corporation
3600 Texas Commerce Tower
2200 Ross Avenue
Dallas, Texas  75201

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, of the per share consideration to be offered to the holders (the "Shareholders") of shares of Common Stock, par value $.01 per share (the "Common Stock"), of Fibreboard Corporation, a Delaware corporation (the "Company"), including the associated preferred share purchase rights issued pursuant to the Rights Agreement, dated as of August 25, 1988, as amended, between the Company and the First National Bank of Boston, as successor rights agent, in connection with the proposed acquisition (the "Acquisition") of the Company by Owens Corning, a Delaware corporation ("Acquiror").

     We have assumed that the terms of the Acquisition are as set forth in the Agreement and Plan of Merger dated as of May 27, 1997 among Acquiror, Sierra Corp. and the Company (the "Agreement"). We understand that the Acquisition is to be effected in a two-step transaction, the first step of which will be a cash tender offer (the "Tender Offer") by Sierra Corp. for all, but not less than such number of shares constituting a majority of the voting power, of the Common Stock (on a fully diluted basis) at a per share price of $55.00 net to the seller in cash upon the terms and conditions set forth in the Agreement. We further understand that each share of Common Stock not acquired in the Tender Offer (except those owned by Acquiror, any subsidiary of Acquiror, the Company or any subsidiary of the Company or Dissenting Shares (as defined in the Agreement)) will be converted in a subsequent merger of Sierra Corp. with and into the Company into the right to receive $55.00 in cash.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed the historical price and trading activity for the shares of Common Stock; (iii) reviewed certain internal financial information and other data provided to us by the Company relating to the business and prospects of the Company, including financial projections prepared by the management of the Company; (iv) conducted discussions with members of the senior management of the Company; (v) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we considered relevant; (vi) reviewed publicly









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[LETTERHEAD OF DILLON, READ & CO. INC.]

available financial and securities market data pertaining to certain publicly held companies in lines of business generally comparable to those of the Company; and (vii) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary and appropriate. We were not requested to, and did not, solicit third party indications of interest in acquiring the Company.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied upon it being complete and accurate in all material respects.
We have not been requested to and have not made an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed, with your consent, that all of the information, including the projections provided to us by the Company's management, was prepared in good faith and was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company, and was based upon the historical performance and certain estimates and assumptions which were reasonable at the time made. In addition we have not been asked to and do not express any opinion as to the after-tax consequences of the Acquisition to any Shareholder. In addition, our opinion is based on economic, monetary and market conditions existing on the date hereof.

     We are acting as financial advisor to the Company and its Board of Directors in connection with the Acquisition and will receive a fee from the Company for our services. We have performed and continue to perform investment banking services for the Company and have received customary compensation for such services. As we have informed you, we also have performed investment banking services for Acquiror and have received customary compensation for such services. In the ordinary course of its business, Dillon, Read & Co. Inc. ("Dillon Read") may trade the securities of the Company and Acquiror for its own account or for the accounts of customers, and it may at any time hold a long or short position in such securities.

     It is understood that our advisory services and the opinion expressed herein are provided for the information of the Board of Directors in their evaluation of the Acquisition, and our opinion is not intended to be and does not constitute a recommendation as to whether or not any Shareholder should tender shares of Common Stock pursuant to the Tender Offer. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Dillon Read be made, without our prior written consent.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the per share consideration to be offered to the Shareholders in connection with the Acquisition is fair, from a financial point of view, to such Shareholders.

                                              Very truly yours,

                                              DILLON, READ & CO. INC.